Exhibit 99

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
April 19, 2005, 4:30 am CT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. REPORTS FIRST QUARTER 2005 EARNINGS
Provides Annual Guidance; EPS Expected to Grow 7-15 Percent over Last Year’s $1.25

WESTCHESTER, Ill., April 19, 2005 — Corn Products International, Inc. (NYSE: CPO) today announced first quarter 2005 results.

     For the quarter ended March 31, 2005, the Company reported diluted earnings per share of $0.22, as compared to diluted earnings per share of $0.35 in the first quarter of 2004.

     The Company’s results for the first quarter of 2005, compared with the prior year period, were as follows:

•	Net sales were $567 million, up from $550 million

•	Operating income was $35 million, down from $54 million

•	Net income was $17 million, down from $26 million

     Commenting on the quarter, Sam Scott, chairman, president and chief executive officer, said, “As we indicated with the press release on April 5, this was obviously a challenging quarter, and we are now in a position to provide detail about it. While the year-over-year comparison is a tough one, since the first quarter of 2004 was the second-strongest quarter of last year, I am optimistic that the remaining three quarters of this year will be back on track to deliver another year of growth.”

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Corn Products International – Page 2

BUSINESS BREAKDOWN BY REGION

On a regional basis, results for the first quarter of 2005, compared to the prior year period, were as follows:

In North America:

•	Net sales were $344 million, up from $339 million

•	Volume increased 5 percent

•	Operating income was $3 million, down from $24 million

     Increased high fructose corn syrup (HFCS) sales to beverage customers in Mexico led to the region’s higher net sales for the quarter. Pricing across the region was lower compared to the first quarter of 2004, with co-product values leading the decline. Unexpected outbound freight rate increases driven by the soaring cost of fuel also dragged down revenues.

     The year-over-year margin declines were caused primarily by higher net corn and energy costs. Net corn costs were higher due to lower co-product values, which had the largest negative impact, and higher gross corn costs, which were due to the timing of corn purchased for contracted business. In addition, natural gas prices were substantially higher than last year’s first quarter.

     Also contributing to the decline in margins, but to a much lesser extent, were power problems in several plants in the US and Canada, which resulted in an unexpected increase in manufacturing costs. The Company believes these manufacturing problems are behind it.

     The Mexican business, with the resumption of HFCS sales, helped to offset the results coming from the US and Canadian businesses.

In South America:

•	Net sales were $141 million, up from $136 million

•	Volume decreased 2 percent

•	Operating income was $27 million, up from $23 million

     Net sales were up 3 percent, aided by stronger regional currencies that more than offset a slight drop in pricing, caused primarily by co-products. Sales volume in Brazil increased, but softer volumes in the Andean region resulted in a 2-percent overall decline. Operating income of $27 million is up 15 percent over the same period last year. The quarter results are reflective of the strong businesses in Brazil and the Southern Cone.

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Corn Products International – Page 3

In Asia/Africa:

•	Net sales were $82 million, up from $75 million

•	Volume declined 8 percent

•	Operating income was $13 million, down from $17 million

     The increase in net sales of 9 percent was due primarily to improved pricing and favorable currencies in the region, which more than offset the volume decline coming from South Korea. Operating income was impacted by higher raw materials costs. With the South Korean economy beginning to recover and the higher raw material costs fading, operating margins continued to improve as predicted throughout 2004. Operating margins in the region are 16.4 percent this quarter and have improved 540 basis points from the third quarter of last year.

     On a corporate level, financing costs for the first quarter of 2005 were $9 million, which were essentially flat compared to the first quarter of 2004. The Company’s effective income tax rate was 33.5 percent, compared to 36 percent last year.

     Cash provided by operations for the first quarter of 2005 was $29 million. Total debt was $557 million at March 31, 2005, down $11 million from December 31, 2004.

OUTLOOK

     “We are confident that our Company will rebound from this disappointing first quarter,” said Scott. “We expect the last nine months of this year to outperform the same period in 2004.

     “We also anticipate that our results in North America will improve as the year goes on, as HFCS sales in Mexico continue, corn costs decline and manufacturing expenses return to more normal levels. Year-over-year performance in this region is expected to be fueled by the increase in HFCS sales in Mexico. This will be partially offset by a significant drop in the Canadian business. Because of the first quarter problems, operating margins and return on capital employed are expected to decline slightly in the US business.

     “The outlook for the balance of the Company’s businesses in South America and Asia/Africa continues to be positive, led by Asia/Africa.

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Corn Products International – Page 4

     “For the full year 2005, we anticipate that the Company’s diluted EPS will increase in a range of 7 percent to 15 percent over 2004’s $1.25 full-year diluted EPS on a GAAP basis. We expect the ban on US corn gluten feed that was put in place on April 15 by the European Union to be resolved quickly and to have minimal impact to this year’s results,” Scott concluded.

ABOUT THE COMPANY

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 27 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefore and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products, including fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, taxes and income tax rates; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended March 31,		Change %
	2005	2004

Net sales before shipping and handling costs	$613.3	$592.3	4%
Less: shipping and handling costs	46.8	41.9	12%

Net sales	566.5	550.4	3%
Cost of sales	494.0	455.9	8%

Gross profit	72.5	94.5	-23%
Operating expenses	39.3	40.3	-2%
Other income, net	2.2	—	100%

Operating income	35.4	54.2	-35%
Financing costs	9.5	9.5	0%

Income before taxes	25.9	44.7	-42%
Provision for income taxes	8.7	16.1

	17.2	28.6	-40%
Minority interest in earnings	0.7	2.9	-76%

Net income	$16.5	$25.7	-36%

Weighted average common shares outstanding:
Basic	75.1	72.5
Diluted	76.5	73.4

Earnings per common share:
Basic	$0.22	$0.35	-37%
Diluted	$0.22	$0.35	-37%

Note: All amounts per common share and the number of common shares for all periods presented have been retroactively adjusted to reflect the 2-for-1 stock split effective January 25, 2005.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In millions, except share amounts)	2005	2004

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$98	$101
Accounts receivable – net	286	284
Inventories	220	258
Prepaid expenses	14	11
Deferred income tax assets	10	30

Total current assets	628	684

Property, plant and equipment – net	1,203	1,211
Goodwill and other intangible assets	360	353
Deferred income tax assets	49	42
Investments	10	9
Other assets	64	68

Total assets	$2,314	$2,367

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$77	$88
Accounts payable and accrued liabilities	285	374

Total current liabilities	362	462

Non-current liabilities	106	116
Long-term debt	480	480
Deferred income taxes	177	177
Minority interest in subsidiaries	18	18
Redeemable common stock (1,227,000 shares issued and outstanding at March 31, 2005 and December 31, 2004) stated at redemption value	33	33
Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,092,774 issued at March 31, 2005 and December 31, 2004	1	1
Additional paid-in capital	1,058	1,047
Less: Treasury stock (common stock; 132,479 and 792,254 shares on March 31, 2005 and December 31, 2004, respectively) at cost	(1)	(4)
Deferred compensation – restricted stock	(2)	(2)
Accumulated other comprehensive loss	(290)	(321)
Retained earnings	372	360

Total stockholders’ equity	1,138	1,081

Total liabilities and equity	$2,314	$2,367

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months
	Ended March 31,
(In millions)	2005	2004

Cash provided by (used for) operating activities:
Net income	$17	$26
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	26	25
(Increase) decrease in trade working capital	(20)	15
Other	6	9

Cash provided by operating activities	29	75

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(20)	(15)
Payments for acquisitions	(3)	—
Other	—	1

Cash used for investing activities	(23)	(14)

Cash provided by (used for) financing activities:
Payments on debt, net	(13)	(16)
Issuance of common stock	10	4
Dividends paid (including to minority interest shareholders)	(6)	(4)

Cash used for financing activities	(9)	(16)

(Decrease) increase in cash and cash equivalents	(3)	45
Cash and cash equivalents, beginning of period	101	70

Cash and cash equivalents, end of period	$98	$115

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2005	2004	%
Net sales
North America	$343.6	$338.9	1%
South America	140.6	135.9	3%
Asia/Africa	82.3	75.6	9%

Total	$566.5	$550.4	3%

Operating income
North America	$2.9	$24.0	-88%
South America	26.9	23.4	15%
Asia/Africa	13.5	16.6	-19%
Corporate	(7.9)	(9.8)	-19%

Total	$35.4	$54.2	-35%

II. Estimated Source of Diluted Earnings Per Share for the Three Months Ended March 31

The following is a list of the major items that impacted first quarter results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Earnings Per Share
Three Months
Earnings Per Share – March 31, 2004	$0.35
Change
Volumes	0.02
Operating margin	(0.20)
Foreign currency translation	0.02
Effective tax rate	0.01
Minority interest	0.03
Shares outstanding	(0.01)

Net Change	(0.13)

Earnings Per Share – March 31, 2005	$0.22

III. Capital expenditures

Capital expenditures were $20 million and $15 million for the quarters ended March 31, 2005 and 2004, respectively.